Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of July 11, 2012

among

PATRIOT COAL CORPORATION,
a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and an L/C Issuer

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Sole Lead Arranger and Sole Lead Book Manager

i

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	52
5.02	Authorization; No Contravention	52
5.03	Governmental Authorization; Other Consents	53
5.04	Binding Effect	53
5.05	Litigation	53
5.06	No Default	53
5.07	Incorporation by Reference of First Out Facility Provisions	53

ARTICLE VI
AFFIRMATIVE AND NEGATIVE COVENANTS

ARTICLE VII
REAL PROPERTY LEASES

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	54
8.02	Remedies Upon Event of Default	56
8.03	Application of Funds	57

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	58
9.02	Rights as a Lender	59
9.03	Exculpatory Provisions	59
9.04	Reliance by Administrative Agent	60
9.05	Delegation of Duties	60
9.06	Resignation of Administrative Agent	61
9.07	Non-Reliance on Administrative Agent and Other Lenders	62
9.08	No Other Duties, Etc.	62
9.09	Collateral and Guaranty Matters	62
9.10	Indemnification	63

ARTICLE X
MISCELLANENOUS

10.01	Amendments, Etc.	63
10.02	Notices; Effectiveness; Electronic Communications	65
10.03	No Waiver; Cumulative Remedies	67
10.04	Expenses; Indemnity; Damage Waiver	67
10.05	Payments Set Aside	69
10.06	Successors and Assigns	69
10.07	Treatment of Certain Information; Confidentiality	73

10.08	Right of Setoff	73
10.09	Interest Rate Limitation	74
10.10	Counterparts; Integration; Effectiveness	74
10.11	Survival of Representations and Warranties	74
10.12	Severability	75
10.13	Replacement of Lenders	75
10.14	Governing Law; Jurisdiction; Etc.	76
10.15	Waiver of Jury Trial	77
10.16	Delivery of Lender Addenda	77
10.17	[Reserved]	77
10.18	No Advisory or Fiduciary Responsibility	77
10.19	USA PATRIOT Act Notice	77
10.20	Time of the Essence	78
10.21	Amendment and Restatement	78
10.22	Security Agreement Governs	78

SCHEDULES

1.01(a)	Subsidiary Guarantors
1.01(b)	Existing Secured Agreements
2.01(a)	Existing Letters of Credit
4.01(a)	Existing Mortgages
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	[Reserved]
B	Notice of Conversion or Continuation
C	[Reserved]
D	Subsidiary Guaranty
E	Assignment and Assumption
F	13-Week Projection
G	[Reserved]
H	Security Agreement
I	Perfection Certificate
J	Interim Order
K	[Reserved]
L	Lender Addendum

AMENDED AND RESTATED SUPERPRIORITY SECURED
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This AMENDED AND RESTATED SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT (“Agreement”) is entered into as of July 11, 2012, among PATRIOT COAL CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, On July 11, 2012 (the “Petition Date”), the Borrower, EACC Camps, Inc. and the Subsidiary Guarantors other than Patriot Ventures LLC (collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating cases pending under Chapter 11 of the Bankruptcy Code (collectively, the “Cases” and each a “Case”) and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower, the lenders party thereto, Bank of America, N.A., as Administrative Agent, and the other parties party thereto entered into that certain Credit Agreement, dated as of October 31, 2007 and as amended and restated as of May 5, 2010 (as further amended by Amendment No. 1 dated as of January 6. 2011 and Amendment No. 2 dated as of January 31, 2012, and as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, pursuant to the terms of the Existing Credit Agreement, the L/C Issuers agreed to issue letters of credit, in each case, on the terms and subject to the conditions set forth in the Existing Credit Agreement; and

WHEREAS, the Borrower has requested this amendment and restatement of the Existing Credit Agreement as set forth herein, and the Lenders have agreed to such request and to restate their irrevocable obligations to reimburse the L/C Issuers for any drawing under each “Letter of Credit” outstanding on the Closing Date under the Existing Credit Agreement on the terms and subject to the conditions set forth herein to (a) induce the L/C Issuers not to deliver notices of non-extension to the beneficiaries of such existing “Letters of Credit” and (b) provide for the continuing effectiveness and automatic renewal of such existing “Letters of Credit”, in each case for the purpose of reducing the likelihood of drawings on such “Letters of Credit” during the pendency of the Cases;

WHEREAS, all of the Borrower’s obligations under the Facility continue to be guaranteed by the Subsidiary Guarantors.  The Lenders are willing to restate their irrevocable reimbursement obligations to the L/C Issuers on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“13-Week Projection” means a projected statement of sources and uses of cash for the Borrower and its Subsidiaries on a weekly basis for the following 13 calendar weeks, in substantially the form of Exhibit F, which shall include (a) a rolling comparative analysis of the actual cash flow for the prior week against the forecast for such week, (b) a cumulative comparative analysis of actual cash flow against the forecast, (c) an explanation for any significant variances between such results and the forecasts and (d) cash balances of all deposit accounts of the Loan Parties as of such date.  As used herein, “13-Week Projection” shall initially refer to the “Budget” delivered to the Administrative Agent in connection with the initial borrowings under the Facilities authorized by the Interim Order and dated not more than 5 days prior to the Petition Date and, thereafter, the most recent 13-Week Projection delivered by the Borrowers in accordance with Section 6.02(k) of the First Out Facility.

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that provides for (a) payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable) upon the earlier of (i) substantial consummation of such Reorganization Plan or (ii) the effective date of such Reorganization Plan, and (b) the cancellation, cash collateralization, posting of backstop letters of credit or such other provision for outstanding Letters of Credit on the Consummation Date of such Reorganization Plan, and is otherwise reasonably acceptable to the Arranger and the Required Lenders.

“Accounting Change” means a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

 “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

 “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

 “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

 “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

 “Aggregate Commitment” means the Aggregate Reimbursement Obligations.

 “Aggregate Reimbursement Obligations” means the Reimbursement Obligations of all the Lenders.

 “Agreement” means this Amended and Restated Superpriority Secured Debtor-In-Possession Credit Agreement.

 “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Commitment at such time.  The initial Applicable Percentage of each Lender in respect of the Facility is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

 “Applicable Rate” means (a) with respect to each Letter of Credit, 4.50% per annum, (b) with respect to each L/C Borrowing that bears interest based on the Eurocurrency Rate, 8.00% per annum, and (c) with respect to each L/C Borrowing that bears interest based on the Base Rate, 7.00% per annum.

 “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

 “Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole book manager.

 “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

 “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

 “Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

 “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

 “Bank of America” means Bank of America, N.A. and its successors.

 “Bank of America Fee Letter” means the letter agreement, dated July 10, 2012, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

 “Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

 “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any appellate court having jurisdiction over the Cases from time to time.

 “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurocurrency Rate plus 1% and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

 “Base Rate L/C Borrowing” means a L/C Borrowing that bears interest at a rate based on the Base Rate.

 “Borrower” has the meaning specified in the introductory paragraph hereto.

 “Borrower Materials” means materials and/or information provided by or on behalf of the Borrower hereunder.

 “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurocurrency Rate L/C Borrowing, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

 “Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP.

 “Carve-Out” means (i) all fees and interest required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable fees and expenses incurred by a trustee under Section 726(b) of the Bankruptcy Code in an amount not exceeding $200,000, (iii) any and all allowed and unpaid claims of any professional of the Debtors or the statutory committee of unsecured creditors appointed in the Cases (the “Creditors’ Committee”) whose retention is approved by the Bankruptcy Court during the Cases pursuant to Sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out-of-pocket expenses allowed by the Bankruptcy Court incurred by any members of the Creditors’ Committee (but excluding fees and expenses of third party professionals employed by such members of the Creditors’ Committee)) incurred, subject to the terms of the Orders, (A) prior to the occurrence of an Event of Default and (B) at any time after the occurrence and during the continuance of an Event of Default in an aggregate amount not exceeding $7,000,000, provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to the Administrative Agent or any Lender or any of the foregoing’s respective attorneys, advisors and agents, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above and (z) cash or other amounts on deposit in the Cash Collateral Account shall not be subject to the Carve-Out.

 “Cases” has the meaning specified in the Preliminary Statements.

 “Cash Collateral” has the meaning specified in Section 2.01(g).

 “Cash Collateral Account” means a blocked, interest bearing deposit account of one or more of the Loan Parties at Bank of America in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

 “Cash Collateralize” has the meaning specified in Section 2.01(g).

 “Cash Equivalents” means any of the following types of investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than twelve months from the date of acquisition thereof;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a), (b), and (f) entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(e) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither

Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower;

(f) readily marketable direct obligations issued by any state or commonwealth of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(g) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three categories by S&P or Moody’s; and

(h) shares of investments companies registered under the Investment Company Act of 1940, substantially all of the investments of which are one or more of the types of securities described in clauses (a) through (g) of this definition.

 “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

 “Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

 “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

 “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

 “Closing Date” means the first date that all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property of the Loan Parties that is under the terms of the Collateral Documents and the Orders, subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Obligations.

 “Collateral Documents” means, collectively, the Security Agreement, the Existing Mortgages and each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12 of the First Out Facility, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties or as security for the Obligations or a Lien in favor of the First Out Agent for the benefit of the First Out Secured Parties as security for the First Out Obligations.  The Collateral Documents shall supplement, and shall not limit, the grant of Collateral pursuant to the Orders.

 “Commitment” means, as to any Lender, its Reimbursement Obligation.

 “Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

 “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

 “Creditors’ Committee” has the meaning specified in the definition of “Carve-Out”.

 “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

 “Debtors” has the meaning specified in the introductory statement.

 “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

 “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate L/C Borrowings plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate L/C Borrowing, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such L/C Borrowing plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

 “Defaulting Lender” means any Lender that (a) has failed to pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within five Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

 “Designated Letters of Credit” means letters of credit issued with respect to mine reclamation, workers’ compensation and other employee benefit liabilities.

 “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Real Property Leases, notes or accounts receivable or any rights and claims associated therewith.

 “Dollar” and “$” mean lawful money of the United States.

 “Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States or the District of Columbia.

 “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) except in the case of an assignee of any L/C Borrowing held by any Arranger or any of its Affiliates, the Administrative Agent, (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to such Person if the Borrower has not responded within 10 Business Days of a request for such approval) and (iii) each L/C Issuer; provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any natural person.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora or fauna or as otherwise defined in any Environmental Law.

“Environmental Laws” means any and all current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, concessions, grants, franchises, agreements or other governmental restrictions or common law causes of action applicable to the Borrower’s properties and operations relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous materials, substances or wastes into the environment including ambient air, surface water, ground water, or land, (b) SMCRA, (c) MSHA, (d) human health as affected by hazardous or toxic substances, (e) acid mine drainage and (f) mining operations and activities to the extent relating to environmental protection or reclamation; provided, that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

 “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the Environment, (e) Reclamation or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

 “Environmental Permits” means any and all permits, licenses, registrations, certifications, notifications, exemptions and any other authorization required under any applicable Environmental Law (including, without limitation, those necessary under any applicable Environmental Laws for the construction, maintenance and operation of any coal mine or related processing facilities or Reclamation).

“Eurocurrency Rate” means:

(i) for any Interest Period with respect to a Eurocurrency Rate L/C Borrowing, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate L/C Borrowing being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; provided, that in no event shall the Eurocurrency Rate be less than 1.50% per annum; and

(ii) for any interest calculation with respect to a Base Rate L/C Borrowing on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate L/C Borrowing being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination; provided, that in no event shall the Eurocurrency Rate be less than 1.50% per annum.

 “Eurocurrency Rate L/C Borrowing” means a L/C Borrowing that bears interest at a rate based on the Eurocurrency Rate.

 “Event of Default” has the meaning specified in Section 8.01.

 “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) branch profits taxes or taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent, such Lender or such L/C Issuer (or such other recipient) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Lender, or such L/C Issuer (or such other recipient) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Loan Document), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or any tax that is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law after the date such Foreign Lender becomes a party hereto) to comply with Section 3.01(e); except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of the designation of a new Lending Office (or assignment) to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a) or (c) any United States withholding tax that is imposed as a result of such Lender’s failure to comply with the requirements of Sections 1471 through 1474 of the Code and any regulations promulgated thereunder (“FATCA”) to establish an exemption from withholding thereunder.

 “Existing Credit Agreement” has the meaning specified in the Preliminary Statements.

 “Existing Letters of Credit” has the meaning specified in Section 2.01(a).

 “Existing Mortgages” means the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust entered into in connection with the Existing Credit Agreement and covering the properties listed on Schedule 4.01(a) thereto (together with the Assignments of Leases and Rents referred to therein), in each case as amended, restated, supplemented or otherwise modified from time to time.

 “Existing Secured Agreements” means the agreements set forth on Schedule 1.01(b).

 “Existing Securitization Facility” means (1) the Purchase and Sale Agreement by and among the Patriot Coal Sales LLC, Magnum Coal Sales LLC (together with Patriot Coal Sales LLC, the “Originators”), the Borrower and Patriot Coal Receivables (SPV) Ltd. (the “SPV”) (as amended, restated, supplemented or otherwise modified), (2) that certain Receivables Purchase Agreement by and among the SPV, the Borrower, the various conduit purchasers, related committed purchasers, L/C participants and purchaser agents from time to time party thereto and Fifth Third Bank, as administrator and as L/C bank (as amended, restated, supplemented or otherwise modified) and (3) that certain Performance Guaranty, by the Borrower for the benefit of Fifth Third Bank, as administrator (on behalf of the beneficiaries) (as amended, restated, supplemented or otherwise modified).

 “Existing Senior Notes” means the senior notes of the Borrower issued pursuant to the Senior Notes Indenture as in effect on the Closing Date in an aggregate principal amount of $250,000,000.

 “Existing Swing Line Obligations” obligations in an amount not to exceed $25,000,000 in respect of Swing Line Loans (as defined in the Existing Credit Agreement) arising under the Existing Credit Agreement prior to the Petition Date.

 “Extension Date” means the date at least ten Business Days prior to the then current Maturity Date on which all of the following conditions have been satisfied (a) no Default shall exist, or would result from any L/C Advance or from the occurrence of the Extension Date, (b) the representations and warranties of the Loan Parties contained in this Agreement and in each other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that the representations and warranties contained in Sections 5.05(a) and (b) of the First Out Facility as in effect on the Closing Date and incorporated herein by reference shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the First Out Facility as in effect on the Closing Date and incorporated herein by reference, respectively, (c) an Acceptable Reorganization Plan shall have been filed in the Bankruptcy Court with respect to the Cases, (d) on or prior to the extension of the Maturity Date hereunder, the conditions for the “Extension Date” as defined in the First Out Facility shall have been satisfied and the “Maturity Date” thereunder shall have been extended to December 31, 2013, (e) the Extension Fee and all other fees and expenses due and payable under the Loan Documents shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable and (f) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that the foregoing conditions have been satisfied.

 “Extension Fee” has the meaning specified in Section 2.06(c).

 “Extraordinary Receipt” means any cash received by the Borrower or any of its Subsidiaries as proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards (and payments in lieu thereof).

 “Facility” means, at any time, the aggregate amount of the Lenders’ Reimbursement Obligations at such time.

 “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

 “Fee Letter” means the Bank of America Fee Letter.

 “Final Order” means a final order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications are satisfactory in form and substance to the Administrative Agent).

 “First Day Orders” means all orders entered by the Bankruptcy Court on, or within five days of, the Petition Date or based on motions filed on or about the Petition Date.

 “First Out Facility” means that certain Superpriority Secured Debtor-in- Possession Credit Agreement, dated as of July 9, 2012, among the Borrower, the lenders party thereto from time to time, the First Out Term Agent and the Revolving Agent.

 “First Out Loan Documents” means “Loan Documents” as defined under the First Out Facility.

 “First Out Revolving Agent” means the “Revolving Administrative Agent” as defined under the First Out Facility.

 “First Out Secured Parties” means “Secured Parties” as defined in the First Out Facility.

 “First Out Term Agent” means the “Term Administrative Agent” as defined under the First Out Facility.

 “Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

 “Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

 “Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia and any Subsidiary thereof.

 “Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by any L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s Reimbursement Obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

 “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

 “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination.

 “Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

 “Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Subsidiary” means any Subsidiary of the Borrower that is (a) a debtor in a case then pending under chapter 11 of the Bankruptcy Code or any ancillary proceedings, (b) a Domestic Subsidiary and (c) a Foreign Subsidiary, in the case of clause (c) to the extent the Borrower determines in good faith and in its reasonable discretion that no material adverse tax consequences would result; provided, that such term shall not include (i) the SPV or (ii) EACC Camps Inc., a West Virginia corporation, so long as Section 5.25 of the First Out Facility and incorporated herein by reference continues to be true and correct in all respects or (iii) (A) WWMV, LLC, (B) Rhino Eastern LLC, (C) White Stallion Coal, LLC, (D) Squaw Creek Coal Company or (E) Tecumseh Coal Corporation, each of which is a non-wholly owned joint venture with a third party.

 “Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

 “Hedge Bank” means any Lender party to a Secured Hedge Agreement.

 “Honor Date” shall have the meaning specified in Section 2.01(c)(i).

 “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, bid, performance and reclamation bonds, surety bonds and similar instruments issued for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing Indebtedness of any other Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such person is liable therefor as a result of such Person’s ownership interest in such entity or otherwise, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

 “Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

 “Indemnitees” has the meaning specified in Section 10.04(b).

 “Information” has the meaning specified in Section 10.07.

 “Intellectual Property Security Agreements” means the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, each as defined under the Security Agreement.

 “Interest Payment Date” means, (a) as to any L/C Borrowing, other than a Base Rate L/C Borrowing, the last day of each Interest Period applicable to such L/C Borrowing and the Maturity Date (or, if sooner, the date on which the Obligations become due and payable pursuant to Section 8.02); provided, however, that if any Interest Period for a Eurocurrency Rate L/C Borrowing exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Unreimbursed Amount, the last Business Day of each month and the Maturity Date.

 “Interest Period” means, as to each Eurocurrency Rate L/C Borrowing, the period commencing on the date on which the Letter of Credit drawing resulting in such Eurocurrency Rate L/C Borrowing is made and ending on the date one, two or three months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

 “Interim Order” means an interim order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof) in the form set forth as Exhibit J, with changes to such form as are reasonably satisfactory to each Arranger in its sole discretion, approving the Loan Documents, which Interim Order shall, among other things (i) have been entered on such prior notice to such parties as may be satisfactory to each Arranger in its sole discretion, (ii) authorize the extensions of credit in respect of the Revolving Facility (as defined in the First Out Facility) and the Term Facility (as defined in the First Out Facility) under the First Out Facility, each in the amounts and on the terms set forth herein, (iii) grant the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents, (iv) approve the payment by the Borrowers of the fees provided for herein, (v) approve the repayment in full of the Existing Swing Line Obligations and the Existing Securitization Facility, (vi) authorize the extensions of credit in respect of this Agreement and the roll-up of the obligations under the Existing Credit Agreement and the Existing Letters of Credit, (vii) provide for the waiver of section 506(c) of the Bankruptcy Code by the Debtors as to the Collateral, subject only to and effective upon entry of the Final Order, (viii) provide for approval of certain intercreditor provisions governing priority of payments and liens and exercise remedies among the Secured Parties and First Out Secured Parties and (ix) provide for approval of certain provisions and protections to the Secured Parties and First Out Secured Parties relating to Real Property Leases.

 “Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

 “Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower and reasonably acceptable to the Administrative Agent.

 “IRS” means the United States Internal Revenue Service.

 “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

 “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of any L/C Issuer and relating to any such Letter of Credit.

 “Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

 “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

 “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

 “L/C Issuer” means each of Bank of America, PNC Bank, National Association and Fifth Third Bank in its capacity as and issuer of the Existing Letters of Credit hereunder, and any successor thereto.

 “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

 “Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Addendum” means, with respect to any Lender, a Lender Addendum, substantially in the form of Exhibit L, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.16.

 “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

 “Letters of Credit” means the Existing Letters of Credit.

 “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

 “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

 “Letter of Credit Fee” has the meaning specified in Section 2.01(i).

 “Liability Assumption Agreements” means (a) the Coal Act Liability Assumption Agreement, dated as of October 22, 2007, among the Borrower, Peabody Holding Company, LLC and Peabody, (b) the NBCWA Liability Assumption Agreement, dated as of October 22, 2007, among the Borrower, Peabody Holding Company, LLC, Peabody Coal Company, LLC (k/n/a Heritage Coal Company LLC) and Peabody, and (c) the Salaried Employee Liability Assumption Agreement, dated as of October 22, 2007, among the Borrower, Peabody Holding Company, LLC, Peabody Coal Company, LLC (k/n/a Heritage Coal Company LLC) and Peabody.

 “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).

 “Loan Documents” means, collectively, (a) this Agreement, (b) the Subsidiary Guaranty, (c) the Collateral Documents, (d) each Issuer Document, (e) each Secured Hedge Agreement, and (g) each Secured Cash Management Agreement.

 “Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

 “Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, other than (i) as customarily would occur as a result of the filing of the Cases or the effect of bankruptcy or those circumstances and events leading up thereto specified in the Declaration of Mark N. Schroeder pursuant to Local Bankruptcy Rule 1007-2 or (ii) as would occur as a result of non-cash impairment charges or a non-cash selenium charge, each as previously disclosed to the Arrangers or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Maturity Date” means (i) the date that is 450 days after the Closing Date or (ii) if the Extension Date has occurred, December 31, 2013.

 “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

 “MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801 et seq., as amended.

 “Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided, that if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

 “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

 “Notice of Conversion or Continuation” means a notice by the Borrower to (i) convert Base Rate L/C Borrowings or any portion thereof to Eurocurrency Rate L/C Borrowings or (ii) at the end of any applicable Interest Period, convert Eurocurrency Rate L/C Borrowings or any portion thereof into Base Rate L/C Borrowings or to continue such Eurocurrency Rate L/C Borrowings or any portion thereof for an additional Interest Period, in each case, substantially in the form of Exhibit B.

 “Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation, the Subsidiary Guarantor Obligations.

 “Operating Forecast” means a consolidated business plan and projected operating budget substantially in the form of the budget dated July 5, 2012, previously delivered to the Administrative Agent.

 “Orders” means, collectively, the Interim Order and the Final Order.

 “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

 “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

 “Outstanding Amount” means with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

 “Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

 “Participant” has the meaning specified in Section 10.06(d).

 “Peabody” means Peabody Energy Corporation, a Delaware corporation.

 “Perfection Certificate” means a perfection certificate substantially in the form of Exhibit I or any other form approved by the Administrative Agent, as such perfection certificate may be amended, restated, supplemented or otherwise modified from time to time.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

 “Petition Date” has the meaning specified in the Preliminary Statements.

 “Platform” has the meaning specified in Section 6.02 of the First Out Facility.

 “Pledged Equity Interests” has the meaning specified in Section 1.1 of the Security Agreement.

 “Pledged Debt” has the meaning specified in Section 1.1 of the Security Agreement.

 “Prepayment Date” means (i) the date that is 30 days after the Interim Order Entry Date if the Final Order has not been entered by the Bankruptcy Court prior to such date (provided, however, that such date shall be 45 days after the Interim Order Entry Date if entry of the Final Order is delayed by any requirements as a result of an evidentiary hearing or similar hearing or process associated with objections being made to the entry of the Interim Order or the Final Order) or (ii) such later date as approved by the Required Lenders.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all improvements, fixtures, easements, hereditaments, permits and appurtenances relating thereto.

“Real Property Lease” means any lease, license, letting, concession, occupancy agreement, sublease, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of the Real Property (including, without limitation, the right to extract minerals from any portion of Real Property not owned in fee by such Person) and every amendment or modification thereof including, without limitation, any Contractual Obligation with respect to any of the foregoing.

 “Reclamation” means the reclamation and restoration of land, water and any future, current, abandoned or former mines, and of any other Environment affected by such mines, as required pursuant to SMCRA, any other Environmental Law or any Environmental Permit.

 “Register” has the meaning specified in Section 10.06(c).

 “Related Documents” means the Separation Agreement, the Tax Separation Agreement and the Liability Assumption Agreements.

 “Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, members, partners, directors, officers, employees, agents, fund managers and advisors.

 “Reimbursement Obligation” means, as to each Lender, its absolute and unconditional obligation to make L/C Advances to reimburse each L/C Issuer for amounts drawn under the Existing Letters of Credit up to an aggregate principal amount not to exceed the amount set forth under the caption “Reimbursement Obligation” opposite such Lender’s name on Schedule 2.01. The aggregate amount of the Reimbursement Obligations as of the Closing Date is $300,760,433.55.

 “Reorganization Plan” means a liquidation plan or plan of reorganization in any or all of the Cases of the Debtors.

 “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided, that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

 “Responsible Officer” means the chief executive officer, chief restructuring officer, president, or any vice president of the Borrower or, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

 “Revolving Credit Facility Collateral” has the meaning given such term in the First Out Facility.

 “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

 “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Agreement” means any Secured Cash Management Agreement or Secured Hedge Agreement.

 “Secured Cash Management Agreement” means (i) any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank to the extent designated as such by the Borrower and such Cash Management Bank in writing to the Administrative Agent from time to time and (ii) each Existing Secured Agreement listed on Schedule 1.01(b) as an “Existing Secured Cash Management Agreement”.

 “Secured Hedge Agreement” means each Existing Secured Agreement listed on Schedule 1.01(b) as an “Existing Secured Hedge Agreement”.

 “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

 “Security Agreement” means that certain Debtor-in-Possession Pledge and Security and Intercreditor Agreement dated as of July 11, 2012, by and among the First Out  Term Agent, the Revolving Agent, the Administrative Agent and each of the Grantors party thereto, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

 “Separation Agreement” means the Separation Agreement, Plan of Reorganization and Distribution, dated as of October 22, 2007, between Peabody and the Borrower.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§1201 et seq., as amended.

 “SPV” has the meaning specified in the definition of Existing Securitization Facility.

 “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

 “Subsidiary Guarantors” means, collectively, the subsidiaries of the Borrower listed on Schedule 1.01(a), and each other Guarantor Subsidiary of the Borrower that guarantees the Obligations pursuant to Section 6.12 of the First Out Facility.

 “Subsidiary Guaranty” means the certain Guarantee made by the Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit D, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 of the First Out Facility.

 “Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expense claim having priority over any and all administrative expenses, diminution claims and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject only to and effective upon entry of the Final Order), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code.

 “Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

 “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any valid netting agreement relating to such Swap

Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

 “Tax Separation Agreement” means that Tax Separation Agreement, dated as of October 22, 2007, between Peabody and the Borrower.

 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Term Facility Collateral” has the meaning given such term in the First Out Facility.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date on which the obligation of the L/C Issuers to permit the extension of the expiry date of any Letter of Credit is terminated upon direction from the Administrative Agent pursuant to Section 8.02, (iii) the Prepayment Date, (iv) the Consummation Date and (v) the date of dismissal of the Cases by the Bankruptcy Court.

 “Threshold Amount” means $10,000,000.

 “Total Outstandings” means the aggregate Outstanding Amount of all L/C Obligations.

 “Transaction” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are a party and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

 “Type” means, with respect to any L/C Borrowing, its character as a Base Rate L/C Borrowing or a Eurocurrency Rate L/C Borrowing.

 “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

 “United States” and “U.S.” mean the United States of America.

 “Unreimbursed Amount” has the meaning specified in Section 2.01(c)(i).

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Borrower’s audited financial statements, except as otherwise specifically prescribed herein.

1.04 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05 Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE LETTERS OF CREDIT

2.01 Letters of Credit.  (a)  The Letter of Credit Reimbursement Obligations.  (i)  Subject to the terms and conditions set forth herein and in the Orders, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.01, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to allow each letter of credit issued by it and set forth on Schedule 2.01(a) (the “Existing Letters of Credit”) to automatically extend for additional periods in accordance with its terms and (2) to honor conforming drawings under the Existing Letters of Credit; provided, that no Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall exceed such Lender’s Reimbursement Obligations.  Other than the Existing Letters of Credit, no additional letters of credit may be issued hereunder.  Any Existing Letter of Credit that expires or that is drawn upon (whether or not reimbursed) shall not be reissued.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) Other than the Existing Letters of Credit, no L/C Issuer shall issue any Letter of Credit hereunder;

(iii) No L/C Issuer shall be under any obligation to permit the renewal of any Existing Letter of Credit if;

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from permitting the extension of such Existing Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the extension of outstanding letters of credit generally or such Existing Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Existing Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) [Reserved];

(C) a default of any Lender’s obligations to fund under Section 2.01(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender;

(iv) No L/C Issuer shall be under any obligation to amend any Existing Letter of Credit; and

(v) Each L/C Issuer shall act on behalf of the Lenders with respect to any Existing Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Existing Letters of Credit issued by it and Issuer Documents pertaining to such Existing Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) Auto-Extension.  Each Existing Letter of Credit contains provisions that provide for the automatic extension of such Existing Letter of Credit on its expiry date for an additional period.  In addition, each Existing Letter of Credit permits the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Existing Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period that was agreed upon at the time such Existing Letter of Credit was issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension.  The Lenders are deemed to have authorized and the applicable L/C Issuer shall be required to permit the automatic extension of such Existing Letter of Credit in accordance with its terms at any time to an expiry date not later than one year (subject to further extension) after the expiry date then elapsing; provided, however, that (A) the applicable L/C Issuer shall not be required to permit any such extension if such L/C Issuer has determined that it would not have any obligation at such time to permit the extension of such Existing Letter of Credit under the terms hereof by reason of the provisions of clause (iii) of Section 2.01(a) only or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days (or a shorter period if agreed by such L/C Issuer in its sole discretion) before the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(c) Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Existing Letter of Credit of any notice of a drawing under such Existing Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  The Borrower shall have the option to reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the date on which the Borrower receives notice of any payment by the applicable L/C Issuer under an Existing Letter of Credit, provided that the Borrower receives notice by 1:00 p.m., New York City time on such date, or on the next Business Day if notice is not received by such time (each such date, an “Honor Date”).  If the Borrower fails to so reimburse such L/C Issuer by the time set forth in the preceding sentence, the applicable L/C Issuer shall promptly notify the Administrative Agent of the Honor Date and the amount of the unreimbursed drawing (the “Unreimbursed Amount”).  The Administrative Agent shall promptly notify each Lender thereof and of the amount of such Lender’s Applicable Percentage thereof. Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.01(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.01(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.01(c)(iii), each Lender that so makes funds available shall be deemed to have made a portion of a Base Rate L/C Borrowing to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) The Borrower shall be deemed to have incurred from the relevant L/C Issuer a L/C Borrowing in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on the Maturity Date (together with interest) and shall bear interest initially (until converted to a Eurocurrency Rate L/C Borrowing in accordance with Section 2.02) at the rate applicable to Base Rate L/C Borrowings from the Honor Date.  Each Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.01(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation as to such L/C Borrowing under this Section 2.01.

(iv) Until each Lender funds its L/C Advance pursuant to this Section 2.01(c) to reimburse the relevant L/C Issuer for any amount drawn under any Existing Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make L/C Advances to reimburse each L/C Issuer for amounts drawn under Existing Letters of Credit, as contemplated by this Section 2.01(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse each L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.01(c) by the time specified in Section 2.01(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s L/C Borrowing included in the relevant L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of such L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.01(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.  (i)  At any time after any L/C Issuer has made a payment under any Existing Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.01(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.01(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Existing Letter of Credit and to repay each Unreimbursed Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Existing Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Existing Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any Lender, whether in connection with this Agreement, the transactions contemplated hereby or by such Existing Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Existing Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Existing Letter of Credit, except to the extent caused by applicable L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment;

(iv) any payment by any L/C Issuer under such Existing Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Existing Letter of Credit, so long as such L/C Issuer shall have determined in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standard of care specified in the Uniform Commercial Code of the State of New York, that the documents (including each draft) delivered under such Existing Letter of Credit in connection with such presentment appear on their face to be in conformity with such Existing Letter of Credit;

(v) any payment made by any L/C Issuer under such Existing Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Existing Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi) any other action taken or omitted to be taken by any L/C Issuer under or in connection with any Existing Letter of Credit or the related drafts or documents, whether or not similar to any of the foregoing, that might, but for this Section 2.01(e), constitute a legal or equitable discharge of the Borrower’s obligations hereunder .

The Borrower shall promptly examine a copy of each Existing Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the relevant L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under an Existing Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Existing Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Existing Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Existing Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Notwithstanding anything to the contrary herein the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final, non-appealable judgment.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign an Existing Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.  (i) Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date or the Termination Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of such L/C Obligation.

(ii)  Sections 2.01, 2.03 2.05, 2.12 and 8.02(c) set forth certain additional requirements to deliver cash collateral hereunder.  For purposes of this Section 2.01, Section 2.03, Section 2.04, Section 2.05, Section 2.12 and Section 8.02(c), “Cash Collateralize” means to pledge to the Administrative Agent and deposit in the Cash Collateral Account, for the benefit of the each Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount of at least 105% of the L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders).  The term “Cash Collateral” and other derivatives of such term shall have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of each L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in the Cash Collateral Account.  If at any time the Administrative Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited in the Cash Collateral Account, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held in the Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse each L/C Issuer for (i) the amount of such drawing, (ii) Letter of Credit Fees and (iii) any applicable fronting fee and other fees under Section 2.01(k).

(h) Applicability of ISP.  Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Existing Letter of Credit.

(i) Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Letters of Credit times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  Letter of Credit Fees shall be (i) computed on a monthly basis in arrears and (ii) due and payable on the first Business Day after the end of each calendar month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.25% per annum on the face amount drawn under each Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a monthly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day after the end of each calendar month in respect of the most recently-ended monthly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries.  Notwithstanding that an Existing Letter of Credit deemed issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the relevant L/C Issuer hereunder for any and all drawings under such Existing Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.02 Conversions and Continuations of L/C Borrowings.  (a)  Each conversion of L/C Borrowings from one Type to the other, and each continuation of Eurocurrency Rate L/C Borrowings shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any conversion to or continuation of Eurocurrency Rate L/C Borrowings or of any conversion of Eurocurrency Rate L/C Borrowings, and (ii) one Business Day prior to the requested date of any conversion to Base Rate L/C Borrowings.  Not later than 11:00 a.m., three Business Days before the requested date of such conversion or continuation of Eurocurrency Rate L/C Borrowings, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Notice of Conversion or Continuation, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower.  Each conversion to or continuation of Eurocurrency Rate L/C Borrowings shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Notice of Continuation or Conversion (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of L/C Borrowings from one Type to the other or a continuation of L/C Borrowings that are Eurocurrency Rate L/C Borrowings, and (ii) specifying (A) the amount and Type of L/C Borrowing being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate L/C Borrowings, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.  If the Borrower fails to give a timely Notice of Conversion or Continuation with respect to Eurocurrency Rate L/C Borrowings, then the applicable L/C Borrowings shall be made as, or converted to, Base Rate L/C Borrowings.  Any such automatic conversion to Base Rate L/C Borrowings shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate L/C Borrowings.  If the Borrower requests a conversion to, or continuation of Eurocurrency Rate L/C Borrowings in any such Notice of Conversion or Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Unless the Lenders are compensated for any losses under 3.04(e), a Eurocurrency Rate L/C Borrowing may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate L/C Borrowing.  During the existence of a Default, no L/C Borrowings may be converted to or continued as Eurocurrency Rate L/C Borrowing if the Required Lenders or the Administrative Agent so notify the Borrower.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate L/C Borrowings upon determination of such interest rate.  At any time that Base Rate L/C Borrowings are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) After giving effect to all conversions of L/C Borrowings from one Type to the other, and all continuations of L/C Borrowings as the same Type, there shall not be more than fifteen (15) Interest Periods in effect hereunder.

2.03 Prepayments.  (a) Optional.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay L/C Borrowings in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to any date of prepayment of Eurocurrency Rate L/C Borrowings and (ii) on the date of prepayment of Base Rate L/C Borrowings; (ii) any prepayment of Eurocurrency Rate L/C Borrowings shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate L/C Borrowings shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type of L/C Borrowings to be prepaid and, if Eurocurrency Rate L/C Borrowings are to be prepaid, the Interest Period(s) of such L/C Borrowings.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate L/C Borrowings shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to

(b)           Mandatory.  Subject in each case to the terms of the Security Agreement,

(i) [Reserved].

(ii) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition permitted by Section 7.05 (a), (b), (c) or (k) of the First Out Facility as in effect on the Closing Date) (A) which results in the realization by such Person of Net Cash Proceeds that, when taken in the aggregate with the Net Cash Proceeds of all other such Dispositions since the Closing Date, exceed $5,000,000, the Borrower shall apply an amount equal to 50% of such excess Net Cash Proceeds or (B) which results in the realization by such Person of Net Cash Proceeds that, when taken in the aggregate with the Net Cash Proceeds of all such other Dispositions since the Closing Date exceed of $100,000,000, the Borrower shall apply an amount equal to 100% of such excess Net Cash Proceeds, in each case, immediately upon receipt thereof by such Person to the Obligations (such prepayments to be applied as set forth in clauses (v) and (vi) below).

(iii) [Reserved].

(iv) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii) of this Section 2.03(b), the Borrower shall apply an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary to the Obligations (such amounts to be applied as set forth in clauses (v) and (vi) below); provided, however, that at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such cash proceeds), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply within 90 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received or reinvest in other operating assets; and provided, further, however, that any cash proceeds not so applied shall be applied to the Obligations as set forth in this Section 2.03(b)(iii) at the end of such 90 day period.

(v) If the Administrative Agent notifies the Borrower at any time that the Total Outstandings at such time exceed the Aggregate Reimbursement Obligations then in effect, then, within one Business Day after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Reimbursement Obligations then in effect.

(vi) Prepayments of the Facility made pursuant to this Section 2.03(b), first, shall be applied to the Obligations under the First Out Facility to the extent required under the Security Agreement, second, shall be applied ratably to the L/C Borrowings and third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any after the prepayment in full of all L/C Borrowings outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held in the Cash Collateral Account shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the relevant L/C Issuer or the Lenders, as applicable.

2.04 Repayment of L/C Borrowings.  On the Termination Date the Borrower shall (a) repay to the Lenders on the Termination Date the aggregate principal amount of all L/C Borrowings outstanding on such date, (b) pay all other Obligations hereunder (other than contingent obligations, indemnities or expenses related thereto not then payable or in existence) and (c) Cash Collateralize all outstanding Letters of Credit in accordance with Section 2.01(g) .

2.05 Interest.  (a) Subject to the provisions of Section 2.05(b), (A) each Eurocurrency Rate L/C Borrowing shall bear interest on the outstanding principal amount thereof for each Interest Period a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (B) each Base Rate L/C Borrowing shall bear interest on the outstanding principal amount thereof from the applicable borrowing date a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i)  If any amount of principal or interest of any Obligations is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(iv) Interest on each L/C Borrowing shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

2.06 Fees.  In addition to certain fees described in  Sections 2.01(i) and (j):

(a) Upfront Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender, fees in the amounts and at the times specified in the Fee Letter.

(b) Other Fees. The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) Extension Fee.  If the Borrower elects, subject to the occurrence of the Extension Date, to extend the Maturity Date of the Facilities, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an extension fee (the “Extension Fee”) equal to 0.50% of the aggregate L/C Obligations of all Lenders outstanding on the Extension Date.

2.07 Computation of Interest and Fees.  All computations of interest for Base Rate L/C Borrowings shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each L/C Borrowing for the day on which the L/C Borrowing is incurred, and shall not accrue on a L/C Borrowing, or any portion thereof, for the day on which the L/C Borrowing or such portion is paid, provided, that any L/C Borrowing that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08 Evidence of Debt.  (a)  The L/C Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the L/C Advances made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any

Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) In addition to the accounts and records referred to in Section 2.08(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.09 Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.09(b) shall be conclusive, absent manifest error.

(c) Obligations of Lenders Several.  The obligations of the Lenders hereunder (a) to fund participations in Letters of Credit and (b) to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender (x) to fund any such participation or (y) to make payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(d) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any L/C Borrowing in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any L/C Borrowing in any particular place or manner.

2.10 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations or subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply), or (C) any payments pursuant to the Fee Letter.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.11 Defaulting Lender.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders; and

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.01(g); fourth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the L/C Borrowings owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any L/C Borrowings owed to such Defaulting Lender until such time as all funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Applicable Percentage without giving effect to Section 2.11(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.01(g).

(B) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) ratably pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (y) not be required to pay the remaining amount of any such fee.

(iv) [Reserved]

(v) Cash Collateral.  The Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.01(g).

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, take such other actions as the Administrative Agent may determine to be necessary to cause the L/C Borrowings and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respectable Applicable Percentages (without giving effect to Section 2.11(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Extended Letters of Credit.  So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to extend or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.12 No Discharge; Survival of Claims.  The Borrower agrees that to the extent that its obligations under the Loan Documents have not been satisfied in full in cash, (i) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Administrative Agent and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

2.13 Priority and Liens.  (a) The Borrower hereby covenants and agrees that upon the entry of an Interim Order (and when applicable, the Final Order):

(i) the Obligations pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim in the Cases subject only to the Carve-Out;

(ii) subject to the terms of the Orders and the Security Agreement, the Obligations pursuant to Section 364 of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected (A) first priority Lien on all of the Term Facility Collateral of each Loan Party, which Lien will also secure the Term Facility Obligations and Revolving Credit Obligations (each as defined in the First Out Facility) and (B) junior Lien (subject only to the Lien securing the Revolving Credit Facility Obligations under the First Out Facility) on all of the Revolving Credit Facility Collateral of each Loan Party, which Lien will also secure the Term Facility Obligations (as defined in the First Out Facility) subject, in each case, to the Carve-Out;

(b) [Reserved].

(c) The relative priorities of the Liens described in this Section 2.13 with respect to the Revolving Credit Facility Collateral of the Debtors and the Term Facility Collateral of the Debtors shall be as set forth in the Interim Order (and, when entered, the Final Order) and Section 10 of the Security Agreement.  All of the Liens described in this Section 2.13 shall be effective and perfected upon entry of the Interim Order without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.

(d) Notwithstanding anything to the contrary herein, not more than 65% of the voting equity interests of any CFC shall be pledged in favor of any Lender or the Administrative Agent.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on behalf of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided, that if the Borrower or other Person making payments on behalf of the Borrower shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions including deductions applicable to additional sums payable under this Section 3.01(a) (after payment of all Indemnified Taxes and Other Taxes) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or other Person shall make such deductions and (iii) the Borrower or other Person shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 3.01(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer or any of their respective Affiliates, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or such L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or such L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent

(e) Status of Lenders.  Each Lender that is a “U.S. Person” as defined in section 7701(a)(30) of the Code that has not otherwise established to the reasonable satisfaction of the Borrower and Administrative Agent (or, in the case of a Participant purchasing its participation from a Foreign Lender, to the Lender from which the related participation shall have been purchased) that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrower or Administrative Agent), two duly completed and executed copies of Internal Revenue Service Form W-9.

Any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable or any subsequent version thereof or successor thereto:

(i) duly completed and executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed and executed copies of Internal Revenue Service Form W-8ECI relating to all payments to be received by such Foreign Lender hereunder or under any other Loan Document,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section

881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

In the event that, pursuant to Section 10.06(d), a Participant is claiming the benefits of this Section 3.01, such Participant shall provide the forms required above to the Lender from which the related participation was purchased, and if such Lender is a Foreign Lender, such Lender shall, promptly upon receipt thereof (but in no event later than the next scheduled payment under this Agreement) forward such documentation to the Borrower and the Administrative Agent, together with such additional forms as are required by law.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter (including upon the expiration or obsolescence of any such forms or documents and promptly after the occurrence of any event requiring a change from the most recent forms previously delivered), such other documents and forms as would reduce or avoid any Indemnified Taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction; provided, that in such Lender’s reasonable judgment such documentation or forms would not materially prejudice such Lender.  Each Lender shall promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction.  Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any form, document or other information pursuant to this Section 3.01(e) that such Lender is not legally able to deliver.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)   Treatment of Certain Refunds.  If the Administrative Agent, any Lender or any L/C Issuer receives a refund with respect to Indemnified Taxes or Other Taxes paid by the Borrower, which in the sole discretion and good faith judgment of the Administrative Agent, any Lender or any L/C Issuer is allocable to such payment, it shall promptly pay such refund (but only to the extent of the Indemnified Taxes or Other Taxes paid by the Borrower giving rise to such refund) to the Borrower, net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer incurred in obtaining such refund (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, such Lender or such L/C Issuer in good faith and in its sole discretion, and as will leave the Administrative Agent, such Lender or such L/C Issuer in no worse position than it would be in if no such Indemnified Taxes or Other Taxes had been imposed and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower agrees to promptly return such amount (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), net of any reasonable incremental additional costs, to the Administrative Agent or the applicable Lender or L/C Issuer, as the case may be, if it receives notice from the Administrative Agent, Lender or L/C Issuer that the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02     Illegality.  If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate L/C Borrowings, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate L/C Borrowings or to convert Base Rate L/C Borrowings to Eurocurrency Rate L/C Borrowings, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate L/C Borrowings of such Lender to Base Rate L/C Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate L/C Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate L/C Borrowings.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03     Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate L/C Borrowing or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate L/C Borrowing, or (b) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate L/C Borrowing does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate L/C Borrowing, the

Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate L/C Borrowings shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate L/C Borrowings or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate L/C Borrowings in the amount specified therein.

3.04  Increased Costs; Reserves on Eurocurrency Rate L/C Borrowings.  (a)    Increased Costs Generally.  If any Change in Law shall:

  (i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate contemplated by Section 3.04(e)) or any L/C Issuer; or

  (ii)  impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such L/C Issuer of participating in, maintaining any Letter of Credit (or of maintaining its obligation to participate in any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency Rate lending office if the making of such designation would allow the Lender or its Eurocurrency Rate lending office to continue to perform its obligation to make Eurocurrency Rate L/C Borrowings or to continue to fund or maintain Eurocurrency Rate L/C Borrowings and avoid the need for, or reduce the amount of, such increased cost.

(b)  Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Reimbursement Obligations of such Lender or the participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time, after submission to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement.  A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, describing the basis therefore and showing the calculation thereof in reasonable detail, and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided, that the Borrower shall not be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90-days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)  Additional Reserve Requirements.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Rate funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate L/C Borrowing equal to the actual costs of such reserves allocated to such L/C Borrowing by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Reimbursement Obligations or the funding of the Eurocurrency Rate L/C Borrowings, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Reimbursement Obligation or L/C Borrowing by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such L/C Borrowing, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof in reasonable detail.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within 30 days from receipt of such notice.

3.05     Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)  any conversion, payment or prepayment of any Eurocurrency Rate L/C Borrowing, and any conversion of a Base Rate L/C Borrowing to a Eurocurrency Rate L/C Borrowing, on a day other than the last day of the Interest Period for such L/C Borrowing (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)  any failure by the Borrower to prepay or continue any Eurocurrency Rate L/C Borrowing, or to convert a Base Rate L/C Borrowing to a Eurocurrency Rate L/C Borrowing, on the date or in the amount notified by the Borrower; or

(c)  any assignment of a Eurocurrency Rate L/C Borrowing on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such L/C Borrowing or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this 3.04(e), each Lender shall be deemed to have funded each L/C Advance made by it in respect of any Eurocurrency Rate L/C Borrowing at the Eurocurrency Rate for such L/C Borrowing by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such L/C Advance in respect of such Eurocurrency Rate L/C Borrowing was in fact so funded.

3.06  Mitigation Obligations; Replacement of Lenders.  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its L/C Borrowings hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders.  If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrower may replace such Lender in accordance with Section 10.13.

3.07  Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Reimbursement Obligations and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS

4.01  Conditions of Effectiveness.  The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a)  The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a duly authorized officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)  executed counterparts of this Agreement and a Lender Addendum executed and delivered by the Required Lenders (as defined in the Existing Credit Agreement) and accepted by the Borrower;

(ii)  [Reserved]

(iii)  the Security Agreement executed by each Loan Party and each other party thereto;

(iv)  proper financing statements (except for any as-extracted collateral filing or UCC fixture filing) in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens and security interests created or purported to be created under the Interim Order and the Security Agreement, covering the Collateral described therein;

(v)  the Perfection Certificate, executed by each Loan Party;

(vi)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of a Loan Party executing the Loan Documents to which such Loan Party is a party;

(vii)  such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have  a Material Adverse Effect;

(viii)  the executed opinion of Davis Polk & Wardwell LLP, special New York counsel to the Loan Parties, addressed to the Administrative Agent, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(ix)  the executed opinion of Joseph W. Bean, Esq., special Missouri counsel and in-house counsel to the Loan Parties, addressed to the Administrative Agent, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(x) (x)           a certificate of a duly authorized officer of each Loan Party (A) either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (2) stating that no such consents, licenses or approvals are so required; and (B) stating that all consents, licenses and approvals required in connection with the consummation of such Loan Party of the Transaction has been received;

(xi)  a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that, except as disclosed in writing by the Borrower to the Administrative Agent and the Lenders or in filings made with the SEC and press releases, in each case prior to the Closing Date, since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expect to have a Material Adverse Effect;

(xii)  executed counterparts of the Subsidiary Guaranty; and

(xiii)  such other assurances, certificates and documents as the Administrative Agent reasonably may require.

(b)  [Reserved].

(c)  Any fees required to be paid on or before the Closing Date to the Administrative Agent, any Arranger or the Lenders (i) pursuant to the Fee Letter or (ii) otherwise for which invoices have been received at least one Business Day prior to the Closing Date shall have been paid.

(d)  The Administrative Agent shall have received copies of all Real Property Leases of the Loan Parties.

(e)  Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent

(directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing and customary post-closing proceedings included in such invoices (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)

(f)  The Administrative Agent shall have received (i) the Audited Financial Statements for the fiscal year ended December 31, 2011 and (ii) interim unaudited quarterly consolidated financial statements of the Borrower for each completed fiscal quarter ending not less than 45 days prior to the Closing Date.

(g)  The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least 5 Business Days prior to the Closing Date.

(h)  Concurrently with the Closing Date hereunder, the obligations of the Borrower and the other Loan Parties (other than contingent indemnification obligations) under the Existing Credit Agreement (to the extent not re-evidenced hereby) and the Existing Securitization Facility shall have been paid in full (or, in the case of obligations in respect of outstanding letters of credit, cash collateralized or otherwise provided for in a manner satisfactory to the applicable issuing bank), and the Administrative Agent shall have received customary payoff letters.

(i)  The Administrative Agent shall have received the cash management arrangements of the Loan Parties (or with the cash management arrangements required to be put in place by the Loan Parties pursuant to Section 6.23 of the First Out Facility) in the forms delivered to the Administrative Agent under the First Out Facility.

(j)  The Petition Date shall have occurred on or prior to July 11, 2012.

(k)  The First Day Orders sought by the Borrower and entered on the Closing Date (including a cash management order) shall be satisfactory to the Administrative Agent or Arranger.

(l)  The Interim Order Entry Date shall have occurred prior to the Closing Date and not later than 5 Business Days following the Petition Date, and the Interim Order shall be in full force and effect, shall not have been vacated or reversed, shall not have been modified or amended other than as acceptable to each Arranger and shall not be subject to a stay.

(m)  All of the Liens described in Section 2.13 shall have been created and perfected upon entry of the Interim Order without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.  The Interim Order shall have been effective to create the relative priorities of the Liens described in Section 2.13 with respect to the Collateral.  The automatic stay under the Bankruptcy Code shall have been automatically vacated, subject to the terms of the Interim Order, to permit enforcement of the Secured Parties’ rights and remedies under this Agreement and the other Loan Documents.

(n)  No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(o)  The Operating Forecast and the initial 13-Week Projection in the forms delivered to the Administrative Agent under the First Out Facility shall have been received by the Administrative Agent prior to the date hereof.

(p)  [Reserved].

(q)  There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Borrower) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that could reasonably be expected to have a Material Adverse Effect.

(r)  The First Out Loan Documents shall have been executed by all parties thereto on terms and subject to conditions acceptable to the Arrangers (as defined in the First Out Facility) and the initial extensions of credit shall have been made thereunder.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02  Conditions to Letter of Credit Renewal.  At any time (but no later than five (5) Business Days (or a shorter period if agreed to by the relevant L/C Issuer in its sole discretion) prior to the Non-Extension Notice Date) during the fifteen (15) Business Day period prior to any Non-Extension Notice Date with respect to any Existing Letter of Credit, the Administrative Agent may, and at the direction of the Required Lenders shall, direct the relevant L/C Issuer to not permit the extension of such Existing Letter of Credit if any of the following conditions are not met at such time:

(a)  The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such time, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in

Sections 5.05(a) and (b) of the First Out Facility (and incorporated by reference herein) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the First Out Facility (and incorporated by reference herein), respectively.

(b)  No Default shall exist, or would result from the proposed extension subject to the rights of the First Out Term Agent under the Security Agreement to waive certain Defaults.

(c)  The Interim Order or Final Order, as applicable, shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the written consent of the Administrative Agent.

(d)  The extension of such Letter of Credit shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01  Existence, Qualification and Power.  Each Loan Party (a) (i) is duly organized or formed and, validly existing and (ii) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) subject to the entry of the Orders and subject to the terms thereof, has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02  Authorization; No Contravention.  Subject to the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation (except in respect of the Existing Senior Notes) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except to the extent any such violation could not reasonably be expected to have a Material Adverse Effect.

5.03  Governmental Authorization; Other Consents.  (a) Subject to the entry of the Orders, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with (i) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof to the extent provided in the Orders), (x) except for those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect and (y) those landlord consents required with respect to Real Property Leases that constitute Collateral.

5.04  Binding Effect.  Subject to the entry of the Orders, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  Subject to the entry of the Orders, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

5.05  Litigation.  There are no unstayed actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction.

5.06   No Default.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.07   Incorporation by Reference of First Out Facility Provisions.  The representations and warranties set forth in Article 5 (other than Sections 5.01, 5.02, 5.03, 5.04, 5.06(a) and the second sentence of Section 5.07) of the First Out Facility (together with the definitions of such terms as may be used therein and as such representations and warranties and definitions are in effect as of the Closing Date) are hereby incorporated herein by reference mutatis mutandis as if set forth herein in their entirety and are true and correct.

It is the express intent of the parties hereto that the representations and warranties deemed to be set forth herein be identical in all respects, mutatis mutandis, to those set forth in Article 5 of the First Out Facility and that any misrepresentation or breach of warranty under the equivalent provisions of Article 5 of the First Out Facility shall constitute a misrepresentation or breach of warranty hereunder.

ARTICLE VI
AFFIRMATIVE AND NEGATIVE COVENANTS

So long as any Lender shall have any Reimbursement Obligation hereunder, any Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and expenses related thereto not then payable or in existence as of the later of the Maturity Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, the Borrower shall, and shall cause each Subsidiary to observe and perform all of the covenants applicable to it and its Subsidiaries set forth in Article 6 and Article 7 of the First Out Facility, which covenants (together with the definitions of such terms as may be used therein and as such covenants and such definitions are in effect as of the Closing Date) are hereby incorporated herein by reference mutatis mutandis as if set forth herein in their entirety.

It is the express intent of the parties hereto that the covenants deemed to be set forth herein be identical in all respects to those set forth in Article 6 and Article 7 of the First Out Facility, mutatis mutandis, and that any breach of a covenant set forth in Article 6 or Article 7 of the First Out Facility shall constitute a breach of covenant hereunder.

ARTICLE VII
REAL PROPERTY LEASES

The provisions of Article 8 of the First Out Facility, together with the definitions of such terms as may be used therein and as such provisions and such definitions are in effect as of the Closing Date, are hereby incorporated herein by reference mutatis mutandis as if set forth herein in their entirety.  It being understood that it is the express intent of the parties hereto that the provisions of such Article 8 deemed to be set forth herein be identical in all respects to those set forth in Article 8 of the First Out Facility, mutatis mutandis, and shall provide to the Administrative Agent and the Secured Parties the same rights and obligations as are provided to the “Administrative Agent” and “Secured Parties” under the First Out Facility.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01  Events of Default.  Any of the following shall constitute an Event of Default:

(a)  Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any L/C Obligation or (ii) within three days after the same becomes due, any interest on any L/C Borrowing or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)  Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement incorporated by reference into Article VI (to the extent such term, covenant or agreement is incorporated from any of Sections 6.03, 6.05, 6.07, 6.08, 6.10, 6.11, 6.12, 6.15, 6.16, 6.18, 6.21, 6.22or 6.23 or Article 7 or Article 8 of the First Out Facility), (ii) any of the Subsidiary Guarantors fails to perform or observe any term, covenant or agreement in Section IV of the Subsidiary Guaranty (but only to the extent it relates to a default under Article VI arising under one of the covenants incorporated by reference therein and listed in the parenthetical contained in clause (i) above), (iii) any representation, warranty, certification or statement of fact made or deemed made under Section 2.01(a) by or on behalf of the Borrower shall be incorrect or misleading in any material respect when made or deemed made or (iv) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Section 10 of the Security Agreement; or

(c)  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in or incorporated by reference into any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)  Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)  Cross-Default.  (i) The Borrower or any Subsidiary (ii) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts or Guarantees of the Obligations and any Indebtedness of any Debtor that was incurred prior to the Petition Date), in each case having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) of more than the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created or (iii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; (iv) there occurs under any Swap Contract (excluding any Swap Contract that was entered into prior to the Petition Date) an Early Termination Date (as defined under such Swap Contract) resulting from (v) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (vi) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (vii) there occurs under any Liability Assumption Agreement an early termination of such agreement for any reason which could reasonably be expected to have an adverse effect on any Loan Party or that would impair the ability of the Lenders to be repaid in full hereunder; or

(f)  Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(g)  Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or Article VI shall for any reason (other than pursuant to the terms hereof or thereof, including as a result of a transaction permitted by Section 7.04 or 7.05 of the First Out Facility as in effect on the Closing Date) cease to create a valid and perfected Lien, with the priority required hereby or thereby (subject to Liens permitted by Section 7.01 of the First Out Facility as in effect on the Closing Date), on the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage; or

(h)  Events of Default Under First Out Facility.  Any “Event of Default” under Section 9.01 (other than clauses (a), (b), (c), (d), (e), (j) or (l) of such Section 9.01) of the First Out Facility (which “Events of Default”, together with the definitions of such terms as may be used therein and as such Events of Default and such definitions are in effect as of the Closing Date, are hereby incorporated herein by reference mutatis mutandis as if set forth herein in their entirety) shall have occurred (it being understood that it is the express intent of the parties hereto that the “Events of Default” deemed to be set forth herein be identical in all respects to those set forth in Section 9.01 of the First Out Facility, mutatis mutandis, and that any “Event of Default” thereunder shall constitute and Event of Default hereunder).

8.02  Remedies Upon Event of Default.  (a)  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)  declare the unpaid principal amount of all outstanding L/C Borrowing, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(ii)  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(iii)  subject to the provisions of Section 10 of the Security Agreement, exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable law;

(iv)  require any Loan Party to promptly complete, pursuant to Section 363 of the Bankruptcy Code, subject to the rights of the Secured Parties to credit bid, a Disposition of its Real Property Leases or any portion thereof in one or more parcels at public or private sales, at any of the Administrative Agent’s offices or elsewhere, for cash, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable;

(v) exercise any of its rights with respect to Real Property Leases under Section 8.01 of the First Out Facility;

provided, however, that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Loan Parties under the preceding clause (iii), the Administrative Agent shall provide the Borrower (with a copy to counsel for the Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ prior written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.

(b)  Upon the occurrence of the Termination Date the L/C Borrowings, all interest thereon and all other amounts and Obligations shall automatically become due and payable in cash, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties.

8.03  Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the L/C Borrowings have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or L/C Issuer) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

provided, that the application to the Obligations pursuant to this Section 8.03 of amounts received in respect of Collateral that is Revolving Credit Facility Collateral and in respect of Collateral that is Term Facility Collateral is expressly subject to the priorities set forth in Article 10 of the Security Agreement and in the Interim Order (and, when entered, the Final Order), and all such amounts shall first be allocated in accordance with such priorities before being applied to the Obligations pursuant to this Section 8.03.

Subject to Section 2.01(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01  Appointment and Authority.  (a)  Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuers for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or the Orders, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) In connection with the exercise by the Administrative Agent of any consent right to any amendment, modification or waiver pursuant to Section 10.05(b) of the Security Agreement, the Administrative Agent shall seek direction from the Lenders, and shall grant its consent upon the direction of the requisite number of Lenders that would be required to consent to the amendment, modification or waiver were such amendment, modification or waiver directly submitted for a Lender vote hereunder.

9.02  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or any L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or the Orders, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrower (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

9.07  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08  No Other Duties, Etc.  Except as expressly set forth herein, none of the “Sole Lead Book Manager”, “Sole Lead Arranger” or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.

9.09  Collateral and Guaranty Matters.  The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b)  to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Lien or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or Orders or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.10  Indemnification.  If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or L/C Issuer due to a failure on the part of such Lender or L/C Issuer (because the appropriate form was not delivered, was not properly executed, or because such Lender or L/C Issuer failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender or L/C Issuer shall indemnify and hold the Administrative Agent harmless for all amounts paid, directly or indirectly, by the Administrative Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 9.11, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the L/C Issuers under this subsection shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

ARTICLE X
MISCELLANENOUS

10.01  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)  postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Aggregate Commitments hereunder without the written consent of each Lender directly adversely affected thereby;

(c)  reduce the principal of, or the stated rate of interest specified herein on, any Unreimbursed Amount, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant incorporated by reference hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any L/C Borrowing or to reduce any fee payable hereunder;

(d)  change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)  change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f)  other than as permitted by Section 9.10, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g)  release all or substantially all of the Subsidiary Guarantors, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(h)  amend or modify the Superpriority Claim status of the Lenders under the Orders or under any other Loan Document without the written consent of each Lender affected thereby;

(i)  grant any Lien on the Collateral (i) which is senior to the Liens created by the First Out Loan Documents or pari passu with such Liens or (ii) which is senior to the Liens created by the Loan Documents or pari passu with such Liens (other than Liens on Revolving Credit Facility Collateral securing the Revolving Credit Facility Obligations under the First Out Facility), in each case without the written consent of each Lender;

(j)  affect the relative priority of Liens created under the First Out Loan Documents and the Loan Documents, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace each non-consenting Lender in accordance with Section 10.13; provided, that such amendment, waiver, consent or release can be effected as a result of all such assignments.

Any such waiver and any such amendment or modification pursuant to this Section 10.01 shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the L/C Issuers, the Administrative Agent and all future holders of the L/C Obligations and

Reimbursement Obligations.  In the case of any waiver, the Borrower, the Lenders, the L/C Issuers and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 10.01 shall be deemed to be cured and not continuing during the period of such waiver.

10.02  Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)  if to the Borrower, the Administrative Agent or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or on Schedule 1 to the Lender Addendum to which such Lender is a party.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)  Electronic Communications.  Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to the Lenders and L/C Issuers to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Lender agrees that notice to it specifying that any Borrower Materials or other notices or communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Borrower Materials, notices or other communications to such Lender by email or fax.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03  No Waiver; Cumulative Remedies.  None of the Secured Parties shall by any act (except by a written instrument pursuant to Section 10.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure by any Lender, L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion..  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04  Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel and industry advisors for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Letters of Credit issued hereunder, including all such all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b)     Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by a L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) have resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable judgment or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case, as determined by the final nonappealable judgment of a court of competent jurisdiction.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(c)     Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.

(d)     Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by the final nonappealable judgment of a court of competent jurisdiction..

(e)      Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)      Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent or any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Reimbursement Obligations and the repayment, satisfaction or discharge of all the other Obligations.

10.05  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06  Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Reimbursement Obligation (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided, that:

(i)   except in the case of an assignment of the entire remaining amount of the assigning Lender’s Reimbursement Obligation and the L/C Obligations at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Reimbursement Obligation (which for this purpose includes L/C Obligations outstanding thereunder) or, if the Reimbursement Obligation is not then in effect, the principal outstanding balance of the L/C Borrowings of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)   each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the L/C Borrowings or the Reimbursement Obligation assigned;

(iii)  any assignment of a Reimbursement Obligation must be approved by the Administrative Agent and each L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Reimbursement Obligations of, and principal amounts of the L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the L/C Issuers, at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Reimbursement Obligations (including such Lender’s participations in L/C Obligations) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c) and (f) of the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment; provided, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the L/C Borrowings or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)      Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h)     Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other L/C Issuer assigns all of its Reimbursement Obligation pursuant to Section 10.06(b), Bank of America or any L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto.  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

10.07  Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto or the First Out Secured Parties, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section or (i) to the Bankruptcy Court, the Office of the United States Trustee or any other Person as directed thereby or required under the Bankruptcy Code (including local practice rules).

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided, that in the case of information received from the Borrower or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised reasonable care to protect such Information, and in no event less than the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities laws.

10.08 Right of Setoff.  Subject to the Orders, upon any amount becoming due and payable hereunder (whether at stated maturity, by acceleration or otherwise), each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C

Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.09  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the L/C Borrowings or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or of a Lender Addendum by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any L/C Advance, and shall continue in full force and effect as long as any L/C Borrowing or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13  Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a “Nonconsenting Lender” (hereinafter defined), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)   the Administrative Agent shall have received the assignment fee specified in Section 10.06(b);

(b)   such Lender shall have received payment of an amount equal to the outstanding principal of its L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)   in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)   such assignment does not conflict with applicable Laws; and

(e)   neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Nonconsenting

Lender.”  Any such replacement shall not be deemed a waiver of any rights that the Borrower shall have against the replaced Lender.

10.14  Governing Law; Jurisdiction; Etc. (a)        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b)     SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)     WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16  Delivery of Lender Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

10.17  [Reserved].

10.18  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Arranger are arm’s-length commercial transactions between the Borrower  and its Affiliates, on the one hand, and the Administrative Agent and any Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and any Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and any Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19  USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender)

hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

10.20  Time of the Essence.  Time is of the essence of the Loan Documents.

10.21  Amendment and Restatement.  It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve and continue the perfection and priority of all Liens securing Indebtedness and Obligations under the Existing Credit Agreement and that all Indebtedness and Obligations of the Borrower and the Subsidiary Guarantors hereunder shall be secured by the Liens evidenced under the Collateral Documents and that this Agreement does not constitute a novation or termination of the Indebtedness and Obligations existing under the Existing Credit Agreement (or serve to terminate Section 10.04 of the Existing Credit Agreement or any of the Borrower’s obligations thereunder with respect to the existing Lenders).  In addition, unless specifically amended hereby, each of the Loan Documents shall continue in full force and effect and that, from and after the Closing Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

10.22  Security Agreement Governs.  Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Administrative Agent pursuant to the Loan Documents and the exercise of any right or remedy by the Administrative Agent under any Loan Document are subject to the provisions of the Security Agreement. In the event of any conflict between the terms of the Security Agreement and this Agreement, the terms of the Security Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PATRIOT COAL CORPORATION

By:	/s/ Mark N. Schroeder
Name:	Mark N. Schroeder
Title:	Senior Vice President & Chief Financial Officer

[Patriot Coal Superpriority Secured DIP Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Tyler D. Levings
Name:	Tyler D. Levings
Title:	Director

[Patriot Coal Superpriority Secured DIP Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Tyler D. Levings
Name:	Tyler D. Levings
Title:	Director

FIFTH THIRD BANK., as a Lender and L/C Issuer

By:	/s/ Timothy R. Fergan
Name:	Timothy R. Fergan
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:	/s/ Christopher B. Gribble
Name:	Christopher B. Gribble
Title:	Vice President